Exhibit 99.1

PRESS RELEASE

Liberty Global Announces New $1 Billion Stock Repurchase Program

Englewood, Colorado - December 14, 2012:

Liberty Global, Inc. (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announces the authorization of a new $1.0 billion stock repurchase program and its intention to spend this amount during 2013, consistent with prior years. Through December 14, 2012, Liberty Global has repurchased approximately $925 million of its equity during 2012, bringing its cumulative buyback total since inception in 2005 to over $9.0 billion.

Under this new $1.0 billion stock repurchase program, Liberty Global may acquire from time to time its Series A common stock, Series C common stock, or any combination of Series A and Series C common stock. The stock repurchase program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions. The program described above may be implemented by brokers for the Company within certain pre-set parameters and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the manner, timing and amount of purchases that the Company may make under its stock repurchase plan. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general market conditions and the trading price of Liberty Global Series A common stock and Liberty Global Series C common stock, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission including its most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading television, broadband internet and telephony services are provided through next-generation networks and innovative technology platforms that connect 20 million customers who subscribe to 34 million services as of September 30, 2012.

Liberty Global's consumer brands include UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Chellomedia, our content division, UPC Business, a commercial services division and Liberty Global Ventures, our investment fund. For more information, please visit www.lgi.com.

Liberty Global Contacts
Investor Relations                    Corporate Communications
Christopher Noyes    +1 303 220 6693        Hanne Wolf    +1 303 220 6678
Oskar Nooij        +1 303 220 4218        Bert Holtkamp    +31 20 778 9800

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